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                                                                     Exhibit 5.1

                      [Letterhead of King & Spalding LLP]

                                                                   June 20, 2006

Great Wolf Resorts, Inc.
GW Capital Trust II
c/o Great Wolf Resorts, Inc.
122 West Washington Avenue
Madison, Wisconsin  53703

Ladies and Gentlemen:

     We have acted as counsel to Great Wolf Resorts, Inc., a Delaware corporation (the "Company") and GW Capital Trust II, a Delaware statutory trust (the "Trust"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company and the Trust of (i) $57,500,000 in aggregate liquidation amount of trust preferred securities of the Trust (the "Trust Preferred Securities"), (ii) Junior Subordinated Debentures due 2036 of the Company (the "Junior Subordinated Debentures") and
(iii) guarantees of the Trust Preferred Securities (the "Guarantees").

     In our capacity as such counsel, we have examined (1) the Registration Statement, (2) the Certificate of Trust of the Trust, effective as of May 25, 2006 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 25, 2006, (3) a form of Junior Subordinated Indenture (the "Indenture") to be entered into between the Company and Wilmington Trust Company, as indenture trustee, (4) a form of Junior Subordinated Debenture, and (5) a form of Trust Preferred Securities Guarantee Agreement (the "Guarantee Agreement") to be entered into between the Company, as guarantor, and Wilmington Trust Company, as guarantee trustee (the "Guarantee Trustee"). Items (2) through (5) have been filed as exhibits to the Registration Statement.

     We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates and telegrams of public officials and representatives of the Company.

     We also have assumed that (i) at the time of the execution, authentication, issuance and delivery of the Junior Subordinated Debentures, the Indenture will have been duly executed and delivered by the Company and will be a valid and binding obligation of the Indenture Trustee, and (ii) at the time of the issuance of the Guarantees, the Guarantee Agreement will have been

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GW Capital Trust II
Great Wolf Resorts, Inc.
June 20, 2006
Page 2

duly executed and delivered by the Company and will be a valid and binding obligation of the Guarantee Trustee.

     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

     1. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Junior Subordinated Debentures, the terms of the offering thereof and the related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the "Board") and (b) the due execution, authentication, issuance and delivery of the Junior Subordinated Debentures, upon payment of the consideration therefor provided for in the applicable definitive underwriting agreement and otherwise in accordance with the provisions of the Indenture and such agreement, the Junior Subordinated Debentures will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

     2. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees, the terms of the offering thereof and related matters by the Board, (b) the due execution, authentication, issuance and delivery of the Trust Preferred Securities underlying such Guarantees, upon payment of the consideration therefore provided in the applicable definitive underwriting agreement and otherwise in accordance with the provisions of the declaration of trust pursuant to which such Trust Preferred Securities will be issued and such agreement and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and binding obligations of the Company, enforceable against the Company and entitled to the benefits of the Guarantee Agreement.

     Our opinions set forth in paragraphs 1 and 2 above are subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability affecting the rights and remedies of creditors and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We are members of the Bar of the State of New York, the State of Georgia and the State of Texas. This opinion letter is limited in all respects to the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

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GW Capital Trust II
Great Wolf Resorts, Inc.
June 20, 2006
Page 3

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, to the reference to our firm under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the offering described in the Registration Statement.


                                         Very truly yours,

                                         /s/ King & Spalding LLP